CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of a.k.a. Brands Holding Corp. of our report dated March 6, 2025, relating to the financial statements which appears in a.k.a. Brands Holding Corp.’s Annual Report on Form 10-K for the year ended December 31, 2024.
/s/ PricewaterhouseCoopers LLP
Los Angeles, CA
August 6, 2025